    EXHIBIT 10.C

LEASE AGREEMENT

Between

WYCO DEVELOPMENT LLC

and

COLORADO INTERSTATE GAS COMPANY

Effective Date: November 1, 2008

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ARTICLE XI - DEFAULT	8

11.1 Default Defined	8
11.2 Remedies	8

ARTICLE XII – FORCE MAJEURE	9

12.1 Force Majeure Defined	9
12.2 Effect of Force Majeure	9
12.3 Limitations	9

ARTICLE XIII - DISPUTE RESOLUTION	10

13.1 Mediation of Disputes and Disagreements	10
13.2 Binding Arbitration	10
13.3 General Principles	10

ARTICLE XIV - MISCELLANEOUS	10

14.1 Assignment	10
14.2 Notices	11
14.3 Additional Documents	11
14.4 Applicable Law	11
14.5 Regulation	11
14.6 Amendments and Modifications	11
14.7 Severability	11
14.8 Section Headings	11
14.9 Counterparts Execution	12

EXHIBIT A - Description of Facilities
EXHIBIT B - 1 Base Lease Payment Computation for Pipeline Facilities
EXHIBIT B - 2 Base Lease Payment Computation for Storage Facilities
EXHIBIT C - Illustrative Calculation of Advance for Deferred Taxes

-ii-

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease Agreement”), is made effective as of the 1st day of November, 2008, by and between WYCO DEVELOPMENT LLC, a Colorado limited liability company (“WYCO”), and COLORADO INTERSTATE GAS COMPANY, a Delaware corporation (“CIG”).  WYCO and CIG may each be referred to herein individually as a “Party” or, collectively, as the “Parties”.

W I T N E S S E T H

WHEREAS, WYCO has contracted for the construction of  approximately 164 miles of new 24" and 30" O.D. new interstate natural gas facilities on CIG’s interstate system. (the “Pipeline Facilities”) and a new underground natural gas storage facility in Adams County, Colorado (the “Storage Facilities”), (the Pipeline Facilities and the Storage Facilities are collectively referred to hereinafter as the “Facilities”) all as further described in Exhibit A attached hereto and incorporated herein by reference, including any items required pursuant to the Order of the Federal Energy Regulatory Commission authorizing the construction of the Pipeline Facilities issued on March 21, 2008 in Docket No. CP07-207-000 and the Order authorizing the construction of the Storage Facilities issued on April 30, 2008 in Docket No. CP08-30-000; and

WHEREAS, upon the completion of the construction of the Facilities WYCO desires to lease the Facilities to CIG; and

WHEREAS, CIG desires to lease the Facilities from WYCO;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

ARTICLE I
LEASE AGREEMENT

Effective upon the date any portion of the Facilities are capable of being placed into service, WYCO shall lease that portion of the Facilities to CIG and CIG shall lease that portion of the Facilities from WYCO.

ARTICLE II
TERM

The term of this Lease Agreement shall commence on the date that the first portion of the Facilities are capable of being placed into service and shall end on the date that is thirty (30) years from the date on which the Storage Facilities are placed into service (the “Initial Lease Term”) unless this Lease Agreement shall be earlier terminated as provided herein.

ARTICLE III
TERMINATION

3.1           This Lease Agreement may be terminated with regard to all or any part of the Facilities without liability of any kind upon the written notice from either Party to the other Party that either (i) WYCO has not affirmatively elected to proceed with construction of the Facilities following receipt of FERC certification, or (ii) the conditions to effectiveness of the Precedent Agreement (or Firm Service Agreement) between CIG and Public Service Company of Colorado for services on the applicable portion of the Facilities have not been met and such Precedent or Firm Service Agreement has been terminated on the basis thereof.

3.2           At the expiration of the Initial Lease Term, and at the expiration of any Extension Lease Term (as such term is defined herein), or upon any early termination of the Lease Agreement as provided for herein other than (i) pursuant to Section 3.1 or (ii) in the event of a default by CIG hereunder, this Lease Agreement shall automatically renew to be coterminous with the term (as the same may be extended) of the Firm Service Agreement referenced in Section 3.1 above.  If such Firm Service Agreement is not then in effect or is not renewed, then CIG shall within nine (9) months prior to (x) the expiration of the Initial Lease or any Extension Lease term, or (y) the early termination of the Lease Agreement as provided above, send written notice to WYCO of its election to either:

(a)           Renew the Lease Agreement for an additional period of time to be mutually agreed upon by the Parties (the “Extension Lease Term”) on such terms and conditions as are contained in this Lease Agreement; or

 (b)           Purchase the Facilities (as defined in this Lease Agreement) at a price that has been mutually agreed upon by CIG and WYCO.  If a price cannot be agreed upon within sixty (60) days of CIG’s notice of its election to purchase the Facilities, then WYCO, or an affiliate of WYCO that will own the Facilities, shall file any necessary application with the FERC, pursuant to section 7(c) of the Natural Gas Act, to enable it to provide jurisdictional services using the Facilities and CIG will file an application with the FERC, pursuant to section 7(b) of the Natural Gas Act, to enable it to abandon the Facilities and all services provided using said Facilities.  CIG will remain the operator of the facilities until abandonment is completed.

ARTICLE IV
OPERATION AND MAINTENANCE OF FACILITIES

4.1           Operation and Maintenance by CIG.  CIG shall have complete operational control over the Facilities and shall operate, preserve, and maintain the Facilities so as to achieve a high level of availability and in accordance with prudent and accepted industry standards and in a state of good working order, ordinary wear and tear excepted, consistent with and not less than those practices adopted by CIG for the preservation of its own gas pipeline facilities.  CIG shall also be responsible for all administrative activities and expenses related to the operation and maintenance (whether routine, scheduled, or unscheduled) of the Facilities other than those responsibilities of WYCO as expressly described in this Agreement.  All costs of operating and maintaining the Facilities, including the cost of conducting an ongoing pipeline integrity program, shall be borne by CIG unless such costs can be characterized as capital expenditures, in which case the reasonable cost thereof shall be borne by WYCO, and treated as additional rate base for purposes of computing the Lease Payments pursuant to Section 5.1.

4.2           Compliance With Codes And Regulations.  During the Initial Lease Term and any Extension Lease Term, CIG shall be solely responsible for complying with all applicable laws, codes and regulations promulgated by any government or regulatory authority having jurisdiction over CIG or the Facilities, and shall indemnify WYCO for any loss, cost or expense (including attorneys’ fees) in connection with any breach or alleged breach of the foregoing obligation.  CIG shall further be required to receive and respond to all inquiries by any regulatory authorities, and shall promptly provide WYCO with copies of all such inquiries and the responses thereto.

4.3           Environmental Policy.  CIG shall comply with its Environmental Compliance Policy in the operation and maintenance of the Facilities. CIG’s Environmental Compliance Program shall be maintained and applied to effectively prevent environmental violations and prepare CIG to deal with violations if they happen, and shall include:

(a)           An Environmental Compliance Policy which shall be prepared by CIG, and which shall be subject to WYCO’s reasonable approval, which shall be distributed to all employees, agents, contractors, or representatives involved in the operation or maintenance of the Facilities.

(b)           An Environmental Compliance Video which shall be shown to all employees involved in the operation of the Facilities.

(c)           Implementation of the policies and procedures in CIG’s Environmental Compliance Manual.

(d)           Environmental Compliance Training of all of the employees involved in the operation of the Facilities.

(e)           An Environmental Auditing Program to audit for environmental compliance and to correct any problems discovered during the audits as necessary to maintain environmental compliance.

(f)           An Environmental Crisis Management Team to deal with any environmental violations that arise on a priority response basis.

(g)           A Personal Accountability Program which documents breaches of the Environmental Compliance Program and CIG’s response to the infractions, including employee discipline.

(h)           An environmental HOTLINE which allows CIG’s employees to anonymously report environmental concerns.

(i)           The appointment by CIG of Responsible Corporate Officers for environmental compliance.  The Responsible Corporate Officers shall implement and comply with the Environmental Compliance Program in the operation of the Facilities.  CIG shall provide an annual update of Environmental Compliance to WYCO.

4.4           Right Of Ingress And Egress By WYCO.  WYCO shall have a right of ingress and egress to the Facilities upon giving CIG's designated representative twenty-four (24) hours prior notice at reasonable hours and for reasonable periods for the purpose of inspecting the Facilities or showing the Facilities to prospective purchasers, lenders or investors, provided that WYCO shall not interfere with or impair CIG's operation of the Facilities.

ARTICLE V
LEASE PAYMENTS

5.1           Lease Payment Computation.  CIG, with WYCO's approval, will compute the lease payments for the Facilities.  CIG will provide WYCO with all details necessary to support the rent computation.  WYCO shall have the opportunity, upon ten (10) days’ prior written notice, at its own cost and during normal business hours, to examine or have a third party audit the books and records of CIG in respect of any items relevant to the computations under this Article 5.

(a)           Base Lease Payment Computation.  The Base Lease Payment shall be computed as of the in-service date of the Facilities (or any portion thereof effective upon the date that portion of the Facilities is placed in service) using the applicable formula described in Exhibit B attached hereto and incorporated by reference (“Base Lease Payment Computation”).  The initial Base Lease Payment Computation shall occur in the month of January, 2009.

(b)           Base Lease Payment Adjustment.  Commencing in the second calendar quarter of the Initial Lease Term, the Base Lease Payment shall be adjusted, upward or downward, by the difference between the actual revenues collected by CIG in the prior quarter for services provided on the Facilities (excluding any revenues that CIG is required to credit or refund to shippers, or are reflected in the calculation of recourse rates, or which CIG is required to pay to any other entity), and the amount of revenues determined to be necessary for CIG to fully recover the cost of service of the Facilities, as determined in the most recent prior determination of the recourse rates applicable to the Facilities; provided, that promptly following occurrence of an event that gives rise to a credit or refund to shippers or calculation or payment as contemplated herein, CIG shall report to WYCO on the causes underlying such occurrence and the steps being taken to prevent the recurrence of such events in the future.

(c)           Base Lease Payment Components.  The computation for the Base Lease Payment will include the following components: (1) depreciation expense, (2) rate of return on rate base, and (3) income tax factors as authorized by the Federal Energy Regulatory Commission for recovery by CIG in the recourse rates applicable to the facilities.

Any disagreement between the Parties with respect to computation of the Base Lease Payment or any adjustment thereto shall be resolved in accordance with the provisions of Article 13.

5.2           Payment Date.  Other than the initial Lease Payment, which shall be made in February of 2009, and which shall cover the period from the In-Service Date of the first Facilities that are covered by this Lease Agreement through the end of January, 2009, Lease Payments will be due and payable on or before the tenth (10th) day of the month following the calendar month to which such payment is applicable.  Late payments hereunder shall accrue interest from the due date to the date of payment at a rate determined pursuant to Section 154.501(d) of the Code of Federal Regulations.

5.3           Re-Determination of Base Lease Payments.  The Base Lease Payment shall be re-determined on the effective date of any additional Facilities being placed into service and covered by this Lease, as well as annually effective on or before April 1st of each year using the applicable formula described in Exhibit B to reflect changes in the Rate Base (as such term is defined in Exhibit B) effective as of December 31st of the prior year.  The Base Lease Payment shall also be adjusted on each occasion when the recourse rates applicable to the Facilities are revised.

ARTICLE VI
ADVANCE OF DEFERRED TAXES

Effective on April 1st of the year following the commencement of the Lease Agreement, and on each April 1st thereafter for as long as there remains a difference between the tax basis of the Facilities and the book value of the Facilities reflected in the rate base, an interest free advance of funds shall be made between CIG and WYCO to reflect income tax timing differences associated with the use of straight-line (book value) and accelerated (tax basis) tax depreciation of the Facilities by CIG (the “DIT Advance”).  Such benefit shall be determined using the tax rates as reflected in CIG's currently effective jurisdictional rates multiplied by the difference between (i) the tax depreciation expense available to CIG by using the fifteen (15) year MACRS formula for the prior year, and (ii) the depreciation expense for the prior year that was used in the calculation of the Base Lease Payment (the “DIT Amount”).  In a year during which the DIT Amount is positive, such amount shall be advanced by CIG to WYCO and shall create or add to the balance of the DIT Advance.  In a year during which the DIT Amount is negative, such amount shall be paid by WYCO to CIG and shall reduce the balance of the DIT Advance.  At the termination of this Lease Agreement, WYCO shall return to CIG the remaining balance (if any) of the DIT Advance.  An illustrative calculation of the amounts of the advances is shown on Exhibit C.

ARTICLE VII
WYCO’S UNDERTAKINGS

(a)           WYCO hereby covenants that, if CIG shall perform all the obligations required to be performed by CIG under this Lease Agreement and subject to WYCO’s rights and obligations with respect to any real estate rights, CIG shall have and enjoy the quiet and peaceable possession and use of the Facilities during the term of this Lease Agreement from and against anyone claiming by, through or under WYCO.

(b)           WYCO shall preserve and maintain, throughout the term of the Lease, all of its property rights in the Facilities and shall not unreasonably impede CIG’s right to the continued use of the Facilities in the operation of its pipeline system.  The foregoing sentence shall not be construed to restrict WYCO’s ability to transfer the Facilities in their entirety to a third party, to encumber the Facilities with financing in WYCO’s sole discretion, or to substitute portions of the Facilities with replacement facilities if such replacement facilities are generally comparable to the portion of the Facilities being so replaced.

ARTICLE VIII
AD VALOREM TAXES, SALES/USE TAXES AND OPERATIONS

8.1           Filing of Returns and Payment of Taxes.  CIG, on behalf of WYCO, shall timely file all Ad Valorem tax returns and render and pay (prior to delinquency) all Ad Valorem taxes presently and hereafter enacted which are lawful obligations of WYCO for the Facilities, unless instructed otherwise by WYCO.  Such tax payments shall be considered as additional rent.  Unless otherwise agreed to by the Parties in writing, CIG shall be responsible for the payment of any sales/use taxes determined to be due on the Lease Payments hereunder.

8.2           Proration of Taxes at Termination.  CIG shall pay all of the Ad Valorem taxes levied on the Facilities  related to the first partial calendar year and CIG shall pay a pro rata share (based on the number of days CIG leased the Facilities in the calendar year) of the last calendar year prior to the termination of this Lease Agreement.

8.3           Proof of Payment.  CIG shall timely furnish to WYCO receipts of the appropriate taxing authority or other proof satisfactory to WYCO evidencing payment.  CIG shall timely furnish to WYCO a copy of all property tax assessments, returns and bills for the Facilities.

8.4           Protest of Taxes by CIG.  If CIG deems any tax relating to the Facilities excessive or illegal, CIG may defer payment thereof so long as the validity or the amount thereof is contested by CIG with diligence and in good faith.  If at any time payment of the contested tax shall become necessary to prevent the delivery of a tax deed conveying the Facilities or any portion thereof because of nonpayment or other adverse impact upon the Facilities (i.e. imposition of a tax lien), CIG shall pay the contested tax, and any interest or penalties due thereon, in sufficient time to prevent the delivery of any tax deed or other adverse impact.

8.5           Installment Tax Payments.  If by law any Ad Valorem tax or special assessment with respect to the Facilities is payable, or, at the option of the taxpayer, may be paid in installments, CIG may, whether or not interest shall accrue on the unpaid balance thereof, pay the same and any accrued interest or any unpaid balance thereof in installments as each installment becomes due and payable, but in any event before any fine, penalty, interest or cost may be added thereto for nonpayment of any installment or interest.

8.6           Cooperation Regarding Tax Protests.  Any contest as to the validity or amount of any Ad Valorem tax or special assessment for Facilities may be made by CIG in the name of WYCO or CIG, or both, as CIG shall determine, and WYCO agrees that it will, at CIG’s expense, cooperate with CIG in any such contest to such extent as CIG may reasonably request.  It is understood, however, that WYCO shall not be subject to any liability for the payment of any costs or expenses in connection with any proceeding brought by CIG, and CIG covenants to pay and to indemnify and save harmless WYCO from any such costs or expenses.  CIG shall be entitled to any refund of any Ad Valorem tax or special assessment and penalties or interest thereon which has been paid by CIG to the taxing authority or to WYCO.

8.7           Deduction by WYCO.  WYCO shall be able to continue to deduct, for income tax purposes, all real estate taxes, personal property taxes and special assessments on an assessment date basis.  CIG agrees to provide WYCO with such additional information as WYCO may reasonably request to assist WYCO in maintaining WYCO's tax deduction for these taxes on an assessment date basis.

ARTICLE IX
INSURANCE

9.1           Required Insurance Coverage.  To protect WYCO and CIG against liability for damage, loss or expense arising in any way from damage to the Facilities, or from injury or death of any person or persons, including employees of CIG, arising as the result of, or in connection with or caused by CIG's operation of the Facilities, CIG shall maintain during the Initial Lease Term and any Extension Lease Term, insurance coverages in accordance with prudent industry practices for similar facilities and in accordance with CIG practices on its own pipeline and storage facilities, such coverage levels to be notified to and approved by WYCO prior to the effective date of this Lease Agreement.  Such policies shall be procured at CIG’s own expense and with reliable insurance companies, or, at CIG’s option, CIG may self-insure a portion of the Facilities, in such amounts and on such terms as notified to and approved by WYCO from time to time.  Any insurance policies acquired by CIG on the Facilities shall name WYCO as an additional insured without limitation.

9.2           Copies of Insurance Certificates.  CIG shall, upon request, promptly furnish WYCO with copies of all insurance certificates evidencing coverage on the Facilities.  CIG shall also, upon request, promptly provide WYCO with proof of payment for such insurance coverages.  Such evidence of insurance shall be provided at least thirty (30) days prior to the expiration of any policy which such insurance is replacing or renewing, and each such policy shall provide that it is non-cancelable for any reason including non-payment of premiums without at least thirty (30) days prior written notice to WYCO.  CIG shall notify and secure approval from WYCO of any changes in insurance coverage levels from those approved pursuant to Section 9.1 above.

ARTICLE X
INDEMNIFICATION

CIG agrees to protect, defend, indemnify and hold WYCO and WYCO’s officers, directors, members, shareholders, agents, servants, representatives, and employees free and harmless from and against any and all claims, liabilities, demands and causes of action of every kind and character (including the amounts of judgments, penalties, interest, court costs and legal fees incurred by the indemnified Party in defense of same) on account of the ownership, operation or maintenance of the Facilities or other matters contemplated by this Lease Agreement, except to the extent the same arise from WYCO’s negligence or willful misconduct.  WYCO agrees to protect, defend, indemnify and hold CIG and CIG’s officers, directors, members, shareholders, agents, servants, representatives, and employees free and harmless from and against any and all claims, liabilities, demands and causes of action of every kind and character (including the amounts of judgments, penalties, interest, court costs and legal fees incurred by the indemnified Party in defense of same) on account of the ownership, operation or maintenance of the Facilities or other matters contemplated by this Lease Agreement but only to the extent the same arise from WYCO’s negligence or willful misconduct.  WYCO or CIG, however, shall have the right, at their option, to participate at their own expense in the defense of such suit without relieving CIG or WYCO of any obligation hereunder.

ARTICLE XI
DEFAULT

11.1           Default Defined.  Any one or more of the following events shall constitute a Default under this Lease Agreement:

(a)               CIG’s failure to pay any Lease Payment or other monetary obligations owed under this Lease Agreement when the same is due, unless such failure is cured within thirty (30) days after WYCO gives notice thereof to CIG; or

(b)               CIG's failure to perform or observe any covenant of this Lease Agreement (other than a default involving the payment of money), unless the default is cured within ninety (90) days after WYCO gives notice thereof to CIG (provided that CIG must promptly commence and at all times thereafter diligently prosecute such cure as a condition hereof).

11.2           Remedies.  Upon the occurrence and continuance of a Default by CIG, WYCO may do one or more of the following:

(a)           Perform, on behalf of and at the expense of CIG, any covenant or obligation of CIG under this Lease Agreement that CIG has failed to perform and of which WYCO has given CIG notice, the cost of which performance by WYCO shall be deemed an additional lease payment payable by CIG to WYCO hereunder;

(b)           Terminate this Lease Agreement and the tenancy created hereby, and take possession of the interest in the Facilities from CIG (in which event CIG will have no further rights hereunder, including, without limitation, pursuant to Article 3 hereof); and/or

(c)           Exercise any other legal or equitable right or remedy which it may have.

ARTICLE XII
FORCE MAJEURE

12.1           Force Majeure Defined.  As used herein, “Force Majeure” shall mean any act or event that (a) renders it impossible for the affected Party to perform its obligations under this Agreement; (b) is beyond the affected Party’s control and is not the result of the fault or negligence of the affected Party; and (c) could not have been prevented or avoided by the affected Party through the exercise of due diligence, including but not limited to, the expenditure of reasonable amounts of money considering the scope of the service being provided.  Subject to the satisfaction of the conditions set forth in the preceding provision, Force Majeure shall include, without being limited to, the following acts or events: acts of God, including fires, explosions, earthquakes or volcanic eruptions, storms, floods, washouts and extreme cold or freezing weather; necessity for compliance with any court order, law, regulation or ordinance promulgated by any Governmental Instrumentality having jurisdiction, either federal, Indian, state or local, civil or military, and that is not the result of the affected Party’s noncompliance with its obligations; acts of a public enemy; wars and civil disturbances; strikes, lockouts or other industrial disturbances that are not due to the affected Party’s failure to comply with any labor contract.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.  Force Majeure shall not include any of the following events: (A) economic difficulty, including the lack of financial resources; (B) change in market economic conditions; and (C) failures by any of the contractors of the affected Party to perform their respective obligations, except when such event meets the requirements of Force Majeure as provided above.  It is further understood and agreed that risks of regulatory disallowance or other economic penalties shall not constitute events of Force Majeure.

12.2           Effect of Force Majeure.  If by reason of Force Majeure either Party is rendered unable, wholly or in part, to carry out its obligation under this Agreement and if such Party gives notice and reasonably full particulars of such Force Majeure in writing to the other within a reasonable time after the occurrence of the cause relied on, the Party giving such notice, so far as and to the extent that such Party is affected by such Force Majeure, shall not be liable in damages during the continuance of any inability so caused; provided such cause shall be remedied with all reasonable dispatch.

12.3           Limitations.  Any Force Majeure affecting the performance hereunder by either Party, however, shall not relieve such Party of liability in the event of concurring negligence or in the event of failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve either Party from its obligations to make payments as determined hereunder.

ARTICLE XIII
DISPUTE RESOLUTION

13.1           Mediation of Disputes and Disagreements.  In the event of any dispute or disagreement (a “Dispute”) arising out of or relating to the implementation or performance of this Lease Agreement, the Parties shall make all reasonable efforts to resolve such Dispute by negotiation between representatives of the senior management of each Party.  At any time during the negotiation of any Dispute, either Party shall have the right, upon written notice to the other, to submit such Dispute to mediation by a project mediator (the “Project Mediator”) jointly appointed by the Parties.  In the event, the Parties are unable to appoint a mutually agreeable Project Mediator within ten (10) Days of submission of the Dispute to mediation, either Party may request that the Project Mediator shall be appointed by the Chair of the American Arbitration Association.  If the Dispute has not been resolved within thirty (30) Days after the appointment of the Project Mediator, either Party may, upon written notice to the other, withdraw from the mediation process and the terms of Section 13.2 shall apply.

13.2           Binding Arbitration.  Subject to Section 13.1, the Parties may submit any Dispute to final binding arbitration under the American Arbitration Association Rules by three (3) arbitrators.  Each Party shall appoint one arbitrator and the third arbitrator, if it cannot be appointed by the agreement of the party arbitrators, shall be appointed by the American Arbitration Association governing body.  Each Party hereby irrevocably waives the right to submit any Dispute, or to appeal any arbitration award, to any court.  The seat of the arbitration shall be in Denver, Colorado or in Colorado Springs, Colorado, at the option of the Party initiating the arbitration.  The language of the arbitration shall be English. Any award rendered by an arbitration tribunal shall be final and binding on the Parties and any court having jurisdiction may enforce such award.  Where Disputes arise that are so closely connected that it is expedient for them to be resolved in the same proceedings, the arbitrators shall have the power to order that the proceedings to resolve that Dispute shall be consolidated with those to resolve the other Dispute(s) (whether or not proceedings to resolve the other Dispute(s) have yet been instituted), provided that no date for exchange of witness statements has been fixed.

13.3           General Principles.  During the negotiation, mediation, or arbitration of any Dispute, CIG shall continue to perform its obligations in accordance with the terms and conditions of this Lease Agreement.

ARTICLE XIV
MISCELLANEOUS

14.1           Assignment.  Neither Party hereto shall assign this Lease Agreement or any of its rights or obligations hereunder without the written consent of the other Party, except that the Lease Agreement may be assigned (a) by WYCO, to any entity acquiring title to the Facilities, and (b) by CIG, to any entity succeeding to CIG’s operation of CIG’s entire gas pipeline facilities, including, without limitation, the Facilities.  WYCO shall have the right to encumber the Facilities with debt financing and in connection therewith to grant a mortgage or other security interest in the Facilities and this Lease Agreement shall at all times be subject and subordinate to such mortgage or other security interest.  The foregoing subordination shall be subordinate and automatic, however, CIG agrees to confirm the same in writing upon the request of WYCO.

14.2           Notices.  Any notice, request, demand or statement required or permitted to be given under this Lease Agreement must be in writing and addressed as follows:

If to WYCO:	WYCO Development LLC
P.O. Box 1087
Colorado Springs, CO 80944.1087
Attention: Chairman of the Management Committee

If to CIG:	Colorado Interstate Gas Company
P.O. Box 1087
Colorado Springs, Colorado 80944
Attention: Marketing

Either Party may from time to time designate any other address by formal written notice to the other Party.

14.3           Additional Documents.  Upon reasonable request, both Parties hereto shall execute and deliver, or cause to be executed and delivered any additional documents required to effectuate the purposes of this Lease Agreement.

14.4           Applicable Law.  This Lease Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado.

14.5           Regulation.  This Lease Agreement and the respective obligations of the Parties hereto are subject to the present and future valid laws, orders, rules and regulations of duly constituted authorities having jurisdiction.

14.6           Amendments and Modifications.  This Lease Agreement may not be amended or modified except by a writing signed by WYCO and CIG.

14.7           Severability.  Any provision of this Lease Agreement prohibited by or rendered unenforceable under any applicable laws, codes, or regulations promulgated by any regulatory authority having jurisdiction over the Facilities , shall, at sole option of the WYCO, not affect the remaining portions of this Lease Agreement, which shall remain enforceable to the fullest extent permitted by law.

14.8           Section Headings.  Section headings are inserted for convenience only and shall not be construed as part of this Lease Agreement.

14.9           Counterparts Execution.  This Lease Agreement may be executed in two or more counterparts each of which shall constitute a single agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Lease Agreement as of the dates shown below, with the intention of causing the Lease Agreement to be effective as of the date first written above.

WYCO DEVELOPMENT LLC Acting by and through its Members WYCO HOLDING COMPANY, L.L.C.

By:	/s/ Thomas L. Price
Thomas L. Price
Vice President
Dated: December 17, 2008

XCEL ENERGY WYCO INC.

By:	/s/ George E. Tyson II
George E. Tyson II
Vice President
Dated: December 15, 2008

COLORADO INTERSTATE GAS COMPANY

By:	/s/ Thomas L. Price
Thomas L. Price
Vice President
Dated: December 17, 2008

EXHIBIT A
DESCRIPTION OF FACILITIES

The Pipeline Facilities will be comprised of approximately 164 miles of 24" and 30" O.D. pipeline, with appurtenances, in four related pipeline segments to be located in Weld, Adams, and Morgan Counties, Colorado:

(1) Line No. 250A will be comprised of 30” O.D. and 24” O.D. pipe commencing at the Cheyenne Hub and extending approximately 85 miles to a terminus in Adams County, Colorado, where it interconnects with Line No. 251A;

(2) Line No. 251A will be comprised of a 24” O.D. pipeline extending 58 miles northeast from CIG’s existing Watkins Compressor Station in Adams County, Colorado to the existing Fort Morgan Compressor Station located in Morgan County, Colorado;

(3) Line No. 252A will be comprised of 24” O.D. pipeline and will begin approximately one mile north of the Hudson Power Plant in the Town of Hudson, Colorado and extend about 14.9 miles west to a new interconnect with PSCo's existing Tri-Town facilities located in Weld County, Colorado; and

(4) Line No. 253A will be comprised of 24” O.D. pipeline and will begin at CIG’s Watkins Compressor Station and extend west for about 6.1 miles, terminating in close proximity to CIG’s existing East Denver measurement facility all located in Adams County, Colorado.

CIG will install ten metering facilities as part of the Pipeline Facilities, including interconnects with Wyoming Interstate Company, Ltd. ("WIC"), Rockies Express Pipeline, L.L.C., Young Gas Storage, and multiple deliveries into PSCo's pipeline system.

The Storage Facilities will consist of five vertical and eight horizontal injection/withdrawal (“I/W”) wells, 12 observation wells, and one water disposal well.  The I/W wells will be interconnected with approximately 1.46 miles of pipe ranging in size from 3 inches outside diameter (“O.D.”) to 12 inches O.D.  A compressor station with approximately 9,470 horsepower (ISO) will be required to inject and withdraw the natural gas.1  Additionally, CIG will install various auxiliary facilities within the compressor station yard.  The Storage Facilities will have a total gas inventory of approximately 10.7 billion cubic feet (“Bcf”) comprised of approximately 7.0 Bcf of working gas and approximately 3.7 Bcf of base gas.  The Storage Facilities will be designed to inject gas at a rate of approximately 100 million cubic feet per day (“MMcf/d”) and to withdraw gas at a rate of approximately 200 MMcf/d.  The estimated capital cost for the Storage Facilities is approximately $125 million, including the base gas.

1
The specific details of the construction activities of the proposed facilities are discussed in Resource Report No. 1 of Exhibit F-I submitted with this Application. The location of the Project facilities is depicted on the maps in Exhibit F of this Application and Resource Report No. 1.

Exhibit A to Lease Agreement

EXHIBIT B-1
BASE LEASE PAYMENT COMPUTATION FOR PIPELINE FACILITIES

	Depreciation Component	Amount
(A)	Estimated Gross Depreciable Plant Balance for the Pipeline Facilities at the beginning of the Lease Computation Period (Note 1)	$_____
	Times CIG's transmission function Depreciation Rate as reflected in CIG's currently effective jurisdictional rates in effect at the beginning of the Lease Computation Period (Note 1)	x_____

	Depreciation Component	$_____

(B)	Return Component

	Estimated Rate Base for the Pipeline Facilities at the beginning of Lease Computation Period (Notes 1 and 2)	$_____

	Times CIG's Overall Return Rate as reflected in CIG's currently effective jurisdictional rates (Note 1)	x_____

	Return Component	$_____

(C)	Income Tax Component

	Estimated Rate Base for the Pipeline Facilities at the beginning of the Lease Computation Period (Notes 1 and 2)	$_____

	Times taxable component of Overall Return Rate reflected in CIG’s currently effective Jurisdictional rates for the Lease Computation Period	x____

	Taxable Component	$_____

	Times estimated income tax rate as reflected in CIG's currently effective jurisdictional rates for the Lease Computation Period	x_____

	Income Tax Component	$_____

	TOTAL RENT (SUM OF ALL COMPONENTS A - C)	$_____

Exhibit B-1 to Lease Agreement

NOTES:

(1)        Where:

“Depreciation Rate” shall mean CIG's transmission function depreciation rate as reflected in the computation of CIG's jurisdictional rates.

“Estimated Gross Plant Balance” shall mean the estimated book value, prior to depreciation, of the Pipeline Facilities.

“Estimated Gross Depreciable Plant Balance” shall mean the estimated book value of depreciable assets, prior to depreciation, of the Pipeline Facilities.

“Estimated Depreciation Reserve Balance” shall mean the total accumulated balance of depreciation at the beginning of the Lease Computation Period based on CIG’s approved transmission function Depreciation Rate as reflected in CIG’s jurisdictional rates.

“Estimated Deferred Income Taxes” shall mean CIG’s Federal and State income tax rates as reflected in CIG's currently effective jurisdictional rates multiplied times the difference between book and tax accounting procedures for the recognition of income and expenses.

“Lease Computation Period” shall be the time period commencing upon the in-service date of the Facilities until December 31st of that year and thereafter the one-year periods from December 31st of each year until December 30th of the following year.

“Overall Return Rate” shall mean the total return rate reflected in CIG’s currently effective rates, unless the FERC determines, through an order, settlement, or litigation, that a different rate should apply to these facilities, in which case such rate shall be used.

(2)	Estimated Rate Base consists of the following items as of the beginning of the Lease Computation Period:

Estimated Gross Plant Balance of Pipeline Facilities		$_____

Less: Estimated Depreciation Reserve Balance	$_____

Estimated net plant		$_____

Less: Estimated Deferred Income Taxes	$_____

Total Estimated Rate Base
$_____

Exhibit B-1 to Lease Agreement

EXHIBIT B-2
BASE LEASE PAYMENT COMPUTATION FOR STORAGE FACILITIES

	Depreciation Component	Amount
(A)	Estimated Gross Depreciable Plant Balance for the Storage Facilities at the beginning of the Lease Computation Period (Note 1)	$_____
	Times CIG's underground storage function Depreciation Rate as reflected in CIG's currently effective jurisdictional rates in effect at the beginning of the Lease Computation Period (Note 1)	x_____

	Depreciation Component	$_____

(B)	Return Component

	Estimated Rate Base for the Storage Facilities at the beginning of Lease Computation Period (Notes 1 and 2)	$_____

	Times CIG's Overall Return Rate as reflected in CIG's currently effective jurisdictional rates (Note 1)	x_____

	Return Component	$_____

(C)	Income Tax Component

	Estimated Rate Base for the Storage Facilities at the beginning of the Lease Computation Period (Notes 1 and 2)	$_____

	Times taxable component of Overall Return Rate reflected in CIG’s currently effective Jurisdictional rates for the Lease Computation Period	x____

	Taxable Component	$_____

	Times estimated income tax rate as reflected in CIG's currently effective jurisdictional rates for the Lease Computation Period	x_____

	Income Tax Component	$_____

	TOTAL RENT (SUM OF ALL COMPONENTS A - C)	$_____

Exhibit B-2 to Lease Agreement

NOTES:

(1)           Where:

“Depreciation Rate” shall mean CIG's underground storage function depreciation rate as reflected in the computation of CIG's jurisdictional rates.

“Estimated Gross Plant Balance” shall mean the estimated book value, prior to depreciation, of the Storage Facilities.

“Estimated Gross Depreciable Plant Balance” shall mean the estimated book value of depreciable assets, prior to depreciation, of the Storage Facilities.

“Estimated Depreciation Reserve Balance” shall mean the total accumulated balance of depreciation at the beginning of the Lease Computation Period based on CIG’s approved underground storage function Depreciation Rate as reflected in CIG’s jurisdictional rates.

“Estimated Deferred Income Taxes” shall mean CIG’s Federal and State income tax rates as reflected in CIG's currently effective jurisdictional rates multiplied times the difference between book and tax accounting procedures for the recognition of income and expenses.

“Lease Computation Period” shall be the time period commencing upon the in-service date of the Storage Facilities until December 31st of that year and thereafter the one-year periods from December 31st of each year until December 30th of the following year.

“Overall Return Rate” shall mean the total return rate reflected in CIG’ s currently effective rates, unless the FERC determines, through an order, settlement, or litigation, that a different rate should apply to these facilities, in which case such rate shall be used.

(2)	Estimated Rate Base consists of the following items as of the beginning of the Lease Computation Period:

Estimated Gross Plant Balance of Storage Facilities		$_____

Less: Estimated Depreciation Reserve Balance	$_____

Estimated net plant		$_____

Less: Estimated Deferred Income Taxes	$_____

Total Estimated Rate Base
$_____

Exhibit B-2 to Lease Agreement

EXHIBIT C
ILLUSTRATIVE CALCULATION OF ADVANCE FOR DEFERRED TAXES

Year	Rate Base	FERC Depreciation1	Tax Basis	Accelerated Tax Depreciation2	Difference between FERC and Tax Depreciation	Combined State and Federal Tax Rate3	Deferred Taxes4
1	$1,000,000	$28,500	$1,000,000	$50,000	$21,500	37.6%	$8084
2	$971,500	$28,500	$950,000	$95,000	$66,500	37.6%	$25,004
3	$943,000	$28,500	$855,000	$85,500	$57,000	37.6%	$21,432
4	$914,500	$28,500	$769,500	$77,000	$48,500	37.6%	$18,236
5	$886,000	$28,500	$692,500	$69,300	$40,800	37.6%	$15,341
6	$857,500	$28,500	$623,200	$62,300	$33,800	37.6%	$12,709
7	$829,000	$28,500	$560,900	$59,000	$30,500	37.6%	$11,468
8	$800,500	$28,500	$501,900	$59,000	$30,500	37.6%	$11,468
9	$772,000	$28,500	$442,900	$59,100	$30,600	37.6%	$11,506
10	$743,500	$28,500	$383,300	$59,000	$30,500	37.6%	$11,468
11	$715,000	$28,500	$324,800	$59,100	$30,600	37.6%	$11,505
12	$686,500	$28,500	$265,700	$59,000	$30,500	37.6%	$11,468
13	$658,000	$28,500	$206,700	$59,100	$30,600	37.6%	$11,506
14	$629,500	$28,500	$147,600	$59,000	$30,500	37.6%	$11,468
15	$601,000	$28,500	$88,600	$59,100	$30,600	37.6%	$11,506
16	$572,500	$28,500	$29,500	$29,500	$1000	37.6%	$376
17	$544,000	$28,500	$0	$0	[$28,500]	37.6%	[$10,716]
18	$515,500	$28,500	$0	$0	[$28,500]	37.6%	[$10,716]
19	$487,000	$28,500	$0	$0	[$28,500]	37.6%	[$10,716]
20	$458,500	$28,500	$0	$0	[$28,500]	37.6%	[$10,716]

Notes:

(1)           In this example there is a single facility that is being depreciated over a thirty-five (35) year life, or 2.86% per year.  For purposes of this illustration no additional capital investments are assumed.

(2)           Tax depreciation is based on a 15 year MACRS schedule, with a mid year convention.

(3)           Combined Federal and State Income Taxes reflected in CIG's currently effective jurisdictional rates are 37.6%.

(4)           Positive values represent a cash advance from CIG to WYCO; negative amount represent a return of the cash advance from WYCO to CIG.

Exhibit C to Lease Agreement